Exhibit 99.1

Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Robert H. Christie
Director, Public Relations
(212) 416-2636

DOW JONES SETTLES CONTRACT GUARANTEE DISPUTE

NEW YORK (March 14, 2006)--Dow Jones & Company (NYSE: DJ) announced today that it has entered into a definitive settlement agreement to conclude all litigation with Market Data Corp. (“MDC”) and Cantor Fitzgerald Securities (“Cantor Fitzgerald”) relating to Dow Jones’s obligations under a guarantee it issued in 1995 to MDC and Cantor Fitzgerald.  In connection with the settlement, Dow Jones will pay an aggregate of $202 million to MDC and Cantor Fitzgerald by March 27, 2006, and the parties will grant one another full mutual releases.

The settlement agreement resolves claims in excess of $340 million against the Company and is well below the amount the Company would have paid under the terms of the guarantee.  In connection with the litigation, Dow Jones had previously recorded a non-cash accounting reserve which totaled $265 million as of Dec. 31, 2005.  Dow Jones will record a special gain, after-tax of $63 million (or $0.75 per share) in the first quarter of 2006, representing the excess of the reserve over the settlement amount.

Dow Jones will initially finance the settlement payment with commercial paper or other short-term borrowings and is currently evaluating a number of alternatives to refinance these amounts on a long-term basis.  As a result, the Company expects to incur approximately $7.5 million (or $0.05 per share) of additional interest expense in 2006.

 Richard F. Zannino, chief executive officer of Dow Jones, said, “This long-running litigation has now been fully resolved and put behind us.  Dow Jones has a strong balance sheet and cash flows that will enable us to pay this settlement.  We can now turn our full attention to executing our strategic plan.”

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About Dow Jones & Company

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements:
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core advertising market-B2B advertising; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal's market segment focus beyond finance and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting and its growth initiatives such as the new Weekend Edition; intense competition for ad revenues and readers the Company's products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by young people; with respect to our new Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected in its first two years of operation, and that it may draw advertising away from the Company's other consumer advertising sections; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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